Exhibit 10.18

June 4, 2014

David Meline
2572 W. Lake of the Isles Parkway
Minneapolis, MN 55405

Dear David:

On behalf of Amgen, I am pleased to offer you the position of Executive Vice President - Chief Financial Officer, Level 11, reporting to Robert A. Bradway. This offer and the compensation listed are subject to your appointment by our Board of Directors (the Board) and the Compensation and Management Development Committee (the Compensation Committee) providing final approval of the compensation listed in this letter.

Your salary will be paid bi-weekly in the amount of $34,616.00, with 26 pay periods in one year.

Provided that you sign a “Sign-On/Retention Bonus Agreement for New Hire Staff Members” in the form provided by Amgen, you will be eligible to earn a bonus of $2,000,000.00, less federal and state tax deductions and other applicable deductions and withholdings, subject to the terms of that Agreement. Please review that Agreement for information regarding timing and other payment details.

You will be granted time-vested restricted stock units (RSUs) valued at $6,800,000. The actual number of RSUs will be determined by dividing $6,800,000 by the closing price of Amgen common stock on the expected grant date of August 1,
2014, providing you are actively employed on that date. Upon each applicable vesting date, you will receive a number of shares of Amgen common stock equal to the number of restricted stock units that vest, less any shares that are withheld to satisfy applicable taxes. This grant will vest beginning with the first anniversary of the grant date through the fourth anniversary of the grant date at a rate of 25% each year, respectively, contingent upon your being actively employed by
Amgen through each vesting date.

In addition, beginning in 2015, you will be eligible to receive additional grants as part of Amgen’s Long Term Incentive (LTI) program. Grants under the LTI program are discretionary as approved by the Compensation Committee.

You will be eligible to participate in Amgen’s Global Management Incentive Plan (the “GMIP”) pursuant to the terms of the GMIP. Your annual target incentive opportunity will be 90% of your base salary earnings during the plan year. Awards under the GMIP are discretionary. Your actual GMIP bonus may be more or less than this target amount, and may vary based on Company performance, any other criteria selected by the Company, and management’s assessment of your individual performance and contribution. You must be actively employed through the last regularly scheduled Amgen business day of the plan year to be eligible for that year’s GMIP bonus.

You are also eligible to participate in the Amgen Nonqualified Deferred Compensation Plan (the “DCP”) to voluntarily defer, on a pre-tax basis, a portion of your annual earnings, including base salary, commissions, and/or GMIP bonus. Shortly after commencing your employment at Amgen, you will receive an enrollment e-mail regarding the DCP plan for Amgen. A Q&A regarding the DCP is enclosed.

Amgen will credit $1,600,000.00 on your behalf to the Amgen Nonqualified Deferred Compensation Plan (the “DCP”), a nonqualified and unfunded executive benefit plan that permits Amgen to credit contributions on behalf of staff members as a “Company Contribution Amount” (as defined in the DCP). Your $1,600,000.00 Company Contribution Amount will vest as follows:

12.5% on the 1st anniversary of the date of your employment with Amgen and its subsidiaries.
12.5% on the 2nd anniversary of the date of your employment with Amgen and its subsidiaries.
12.5% on the 3rd anniversary of the date of your employment with Amgen and its subsidiaries.
12.5% on the 4th anniversary of the date of your employment with Amgen and its subsidiaries.
12.5% on the 5th anniversary of the date of your employment with Amgen and its subsidiaries.
12.5% on the 6th anniversary of the date of your employment with Amgen and its subsidiaries.
12.5% on the 7th anniversary of the date of your employment with Amgen and its subsidiaries.
12.5% on the 8th anniversary of the date of your employment with Amgen and its subsidiaries.

Upon vesting, each portion of the contribution plus any gains or losses are subject to FICA and will be withheld as soon as possible from your next available payroll check.

This credit, plus any credited earnings (or minus any losses) will be paid to you after your “Separation from Service” (as defined in the DCP) in accordance with the terms of the DCP. Generally, Separation from Service means the termination of your employment with Amgen and its subsidiaries. Please note that Company contributions are not eligible for the Short-Term Payout provision of the DCP.

In addition, your position will make you eligible to participate in the Amgen Inc. Change of Control Severance Plan, as amended from time to time (the “COC”). COC eligibility and benefit levels are determined immediately prior to a “Change of Control” as defined in the COC. If, upon your termination, you are eligible to receive severance benefits under the COC and you are also eligible to receive severance benefits from another plan agreement or other source, you will be paid the greater of the amount from that plan or the amount provided in the COC, but not both amounts. A copy of the COC is enclosed.

If, within the first 3 years of your employment with Amgen, Amgen terminates your employment without “Cause”, as defined below, you will be entitled to the benefits described in this paragraph (the “Termination Paragraph), provided that you sign a general release in the form furnished to you by Amgen and do not timely revoke it. The following are such benefits: one (1) year of your annual base salary, then in effect, and target cash incentive opportunity (i.e., GMIP or successor bonus plan target, which is currently 90%), then in effect, paid in a lump sum as soon as administratively practicable, but in no event later than March 15 of the year following the year in which Amgen terminates your employment and (2) if you elect continuation coverage under the Amgen group medical and dental plans for yourself and your qualified beneficiaries under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Amgen will pay the cost of such coverage until the earlier to occur of the following: (A) twelve (12) months following your termination of employment or (B) the date on which you are no longer eligible for such COBRA coverage. Please note that this Termination Paragraph does not alter the at-will nature of your employment at Amgen.

For purposes of the Termination Paragraph, “Cause” means (i) unfitness for service, inattention to or neglect of duties, or incompetence; (ii) dishonesty; (iii) disregard or violation of the policies or procedures of Amgen; (iv) refusal or failure to follow lawful directions of the Company; (v) illegal, unethical or immoral conduct; or (vi) breach of the attached Amgen Proprietary Information and Inventions Agreement.

As an executive at Amgen, you will be eligible for the following: an annual physical examination provided by Amgen; and, reimbursement for up to $15,000.00 per year for financial counseling, tax preparation and related services.

You will also have the opportunity to participate in our comprehensive benefits program. Amgen’s excellent health care plan currently includes medical, dental, and vision coverage for you and your eligible dependents. Amgen currently pays the major expense for these programs while staff members share through payroll deductions. Please be advised that in order for you and your dependents to be eligible for Amgen’s medical coverage you must:

1.	Report to work at Amgen or another location to which you are required to travel and perform the regular duties of your employment.

2.	Contact the Amgen Benefits Center at [*], to enroll within 31 days of your hire date.

3.	Meet all other eligibility requirements under the plan.

The Amgen Retirement and Savings Plan, our 401(k) plan, provides an opportunity for you to save a percentage of your pay (based on Internal Revenue Service limits) on a tax-deferred basis. Amgen will also contribute to your 401(k) account to help you save for your future financial goals. These benefits, services and programs are summarized in the enclosed brochure called “A Guide to Total Rewards at Amgen.”

This offer of employment is contingent upon confirmation by Amgen of information listed on your employment application, and the receipt by Amgen of satisfactory results from a background verification and pre-employment drug test (drug test must be taken within 3 business days of receiving written offer).

Enclosed and included as part of this offer (Attachment 1) is information regarding Amgen's Proprietary Information and Inventions Agreement, the Immigration Reform & Control Act, and a packet of materials entitled "Arbitration of Disputes" which includes a Mutual Agreement to Arbitrate Claims. Also enclosed and included as part of this offer in Attachment 1 is information regarding Amgen's New Staff Member Letter and Certification. This offer is contingent upon you truthfully and accurately completing the Certification, and returning it to the Company before your first day of employment.

This offer of employment is contingent upon your completing the items described in Attachment 1, and upon your ability to perform for Amgen all of the duties of your position without restriction from, or violation of, any enforceable contractual obligations owed to any former employer or entity for whom you worked or provided service(s).

Also enclosed and included, as part of this offer (Offer Letter Benefit Summary), is information about the main points of the relocation assistance that Amgen will provide to you to relocate to the “local area.” Please note that relocation assistance is contingent upon your execution of the enclosed “Amgen Relocation Agreement for New Hire Staff Members,” subject to the terms of that Agreement, and that relocation benefits are limited to one benefits package per household.

You will be contacted by a Relocation Counselor to initiate your relocation benefits within 7 business days after receipt of your signed acceptance of this offer and your signed New Hire Relocation Agreement.

By signing this letter, you understand and agree that your employment with Amgen is at-will. Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or Amgen's option, and Amgen can terminate or change all other terms and conditions of your employment, with or without cause, and with or without notice, at any time. This at-will relationship will remain in effect throughout your employment with either Amgen Inc. or any of its subsidiaries or affiliates. This letter, and its enclosures, constitutes the entire agreement, arrangement and understanding between you and Amgen on the nature and terms of your employment with Amgen, including, but not limited to, the kind, character and existence of your proposed job duties, the length of time your employment will last, and the compensation you will receive. This letter, its enclosures, supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding, except as referenced in this letter and/or its enclosures. Also, by your execution of this letter, you affirm that no one has made any written or oral statement that contradicts the provisions of this letter or its enclosures. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Amgen's Senior Vice President of Human Resources and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement or by any Company policies, practices or patterns of conduct.

The complete terms of the plans, programs and policies referenced to in this letter are set forth in their respective documents, which are maintained by the Company. The Company reserves the right to amend or terminate any of these plans, programs or policies at any time, in its sole discretion. In the event of any difference between this offer letter and the provisions of the respective plan, program or policy document, the respective document will govern.

You have made an excellent impression on the staff at Amgen. We are enthusiastic about the contribution you can make, and we believe that Amgen can provide you with attractive opportunities for personal achievement and growth. I look forward to your favorable reply by June 11, 2014. If you accept our offer, please sign and date the copy of the letter and return it in the enclosed envelope to our Staffing Department along with the completed and signed Proprietary Information and Inventions Agreement and the Mutual Agreement to Arbitrate Claims. Please retain the original offer letter for your records. If you have any questions regarding this offer, please contact me at (805) 447-5839 or Greg Comeaux at (805) 447-8035.

Sincerely,

/s/ Stuart A. Tross, Ph.D.

Stuart A. Tross, Ph.D.
Senior Vice President, Human Resources

ST:zn
Enclosures

/s/ David W. Meline	7 June 2014
Signature of Acceptance	Date

[*]__________________________________________________
Last 4 Digits of Social Security Number (For Identification Purposes)
Last 4 Digits of Government ID (If No Social Security Number)

21 July 2014
Anticipated Start Date (Hereinafter - “Hire Date”)

ATTACHMENT 1

In order to accept our offer you will be required to:

A)	Complete, date and sign the Amgen Proprietary Information and Inventions Agreement and return it with your signed offer letter.

B)	Sign and date the Amgen New Staff Member Letter and Certification and return it with your signed offer letter.

C)	Date and sign the enclosed Mutual Agreement to Arbitrate Claims and return it with your signed offer letter.

D)
You will be required to provide Amgen with proof of your identity and eligibility for employment per requirements of the Immigration Reform and Control Act of 1986 within 3 (three) days of hire. Information pertaining to this Act and required proof are enclosed.

E)	For California non-exempt staff only, sign and date the Notice To Employee, Labor Code 2810.5

NEW STAFF MEMBER LETTER AND CERTIFICATION
Welcome to Amgen (the “Company”). The Company has no need to learn and does not want any proprietary, confidential or trade secret information or other property that belongs to any prior employers, entities or other persons you have worked for (collectively, “Prior Employers”). Please review and comply with the following instructions and policies, and execute the Certification below.

•
Carefully read the Company’s Proprietary Information and Inventions Agreement (“PIIA”) that you have executed, and make sure that you understand your obligations under the terms of the PIIA. If you have any questions, please contact Human Resources.

•	You may not bring any material to the Company from third parties in hard copy, in electronic format or in any other form. Nor should you use any such material in your work for the Company.

•
Prior to commencing any work for the Company, conduct a search of your personal computer(s), email accounts, and any other electronic storage devices you possess, as well as any files you maintain in hard copy, for information or materials belonging to your Prior Employers. You are instructed to make appropriate arrangements to return any such information or materials belonging to your Prior Employers, consistent with any obligations you have to the Prior Employers.

•
Do not disclose to or provide the Company with any customer lists you obtained from or during your employment with your Prior Employers. When interacting with doctors or other members of the healthcare industry with whom you may have had contact while working for your Prior Employers, clearly indicate to such persons that you are an Amgen staff member, and focus on the Company’s products rather than using or discussing information related to your prior employment.

•
If you have any doubts regarding whether you may take, disclose, upload, access, or use any information in your possession, you must err on the side of not taking, disclosing, uploading, accessing or using the information.

•	Do not begin any work for the Company before your employment with your Prior Employers has officially ended.

•
After commencing work for the Company, do not request that any employee of your Prior Employers provide you with, or take any other steps to obtain, any information or property of your Prior Employers.

•
Under no circumstances are you permitted to connect to a Company computer any electronic storage device containing information or property relating to your Prior Employers. Likewise, in performing work for the Company, you are not permitted to use, disclose, access or upload any such information or property. If you discover that any confidential, proprietary, or trade secret information or property of your Prior Employers has been uploaded to any Company computer or email system(s), immediately inform Human Resources.

•
The Company may monitor and/or conduct an audit of your use of Company computer systems, and you should not have any expectation of privacy in data sent, stored or received on any Company systems. See the Company’s Use of Company Systems and Internet Conduct Policy for further details.

•
Disclose and identify below all agreements relating to your Prior Employers that may affect your eligibility to become employed by and/or to perform work for the Company, including any non-competition agreement(s), agreements relating to the solicitation of employees or customers, or other restrictive agreements (collectively, “Restrictive Agreements”), regardless of whether you believe these agreements are enforceable, apply to your potential employment with the Company, or have expired, and provide a copy to Human Resources. If “none,” please so indicate. Do not leave blank.

Name of Agreement	Employer	Date signed
N/A

(Attach additional sheets, if necessary)

•
If you are subject to an agreement not to solicit employees of your Prior Employers, you should refrain from doing so. You should specifically inform Human Resources if you are subject to such an agreement. If you are subject to such an agreement and a former colleague contacts you about employment opportunities with the Company, please contact Human Resources for assistance.

•
Do not use any email account (including Company email accounts), text messages, Instant Messaging, or any other method of written communication to store or discuss any proprietary, confidential or trade secret information or other property belonging to your Prior Employers.

•
Immediately inform Human Resources if you are contacted in any manner by any former employer regarding your work for Amgen and/or any non-competition agreements, agreements that relate to the solicitation of employees or customers, or any other restrictive agreements you entered into in connection with any Prior Employers.

CERTIFICATION

I understand that the above list is only a summary and does not purport to include all of my continuing obligations to the Company. By signing below I certify that I have and will continue to comply with the above instructions and policies.

I hereby agree that the Company may, at its sole option and discretion contact my Prior Employer(s) to determine whether any Restrictive Agreements exist and, if so, their applicable terms. I acknowledge that the Company may revoke its offer or terminate my employment if it determines in its reasonable business judgment that I have failed to disclose or am otherwise subject to an enforceable Restrictive Agreement or my failure to abide by the certifications contained herein.

Nothing in this Letter and Certification is intended to alter, or shall have any impact on, my status as an at-will employee of the Company. In addition to its right to terminate my employment, the Company shall have the right to suspend me from work without pay during its investigation into (1) the existence and/or enforceability of any restrictions on my ability to perform work for the Company should I fail to disclose a Restrictive Agreement, or (2) the failure to abide by the certifications contained herein.

I agree:

/s/ David W. Meline________________
Signature of Staff Member

David W. Meline___________________
Print Name of Staff Member

[*]_________________________________
Last 4 Digits of Social Security Number (For Identification Purposes)
Last 4 Digits of Government ID (If No Social Security Number)

7 June 2014_________________________
Date

AMGEN SIGN-ON/RETENTION BONUS AGREEMENT
FOR NEW HIRE STAFF MEMBERS

I, David W. Meline, agree to accept my sign-on/retention bonus payment (“Bonus”) from Amgen on the following terms.

1.	The amount of the Bonus is described in the offer letter (as may be amended) that was provided separately to me.

2.	The Bonus will generally be paid to me as follows:

•
After thirty (30) days following my start date with Amgen, I will be paid $1,000,000.00 as an advance. This amount will be earned only after I complete two years of employment with Amgen. The Bonus is intended to facilitate my acceptance of employment with Amgen and my continued employment with Amgen for a period of at least two years. Amgen is providing me with the Bonus with the expectation that I will not resign my employment during this two-year period.

•	$1,000,000.00 to be paid on or about the first anniversary of your start date. I understand that if I am not employed by Amgen on this date, I have not earned any portion of this amount.

3.
I understand and agree that I am an at-will employee and that I am free to resign at any time and Amgen is free to terminate my employment, with or without cause, at any time. Nevertheless, I understand that if I resign my employment with Amgen before I complete two years of employment, I have not earned any portion of the Bonus amount. Therefore, I agree to repay Amgen for the gross amount of my Bonus advance if I resign my employment for any reason within 24 months from my hire date at Amgen. I also agree that in the event of such a resignation, the amount to be reimbursed shall be due in full and payable by me immediately in cash (i.e., by check, wire transfer, or similar immediate payment) without further notice or demand by Amgen.

4.
Generally, a sign-on/retention bonus is considered ordinary wage income to the recipient. I understand that Amgen will report to appropriate federal and state taxing authorities all income that Amgen considers to be subject to taxation and will withhold appropriate taxes in accordance with federal and state regulations. I understand that it is my obligation to declare all income and pay all taxes owed on such income, if any.

5.	I understand that this agreement shall be governed by the law of the State of California.

6.	Nothing in this Agreement will be construed as an employment contract or to guarantee me employment at Amgen for any fixed term. I understand that my employment at Amgen is at will.

7.	The provisions of this agreement are severable. If any part is found to be unenforceable, all other provisions shall remain fully valid and enforceable.

I agree:	Amgen Inc:

/s/ David W. Meline	/s/ Stuart R. Tross, Ph.D.
Signature of Staff Member	Signature of Authorized Representative

David W. Meline	Director of Human Resources
Print Name of Staff Member	Title of Representative

[*]	June 9, 2014
Last 4 Digits of Social Security Number (For Identification Purposes)	Date
Last 4 Digits of Government ID (If No Social Security Number)

7 June 2014_____________________________
Date

AMGEN RELOCATION AGREEMENT
FOR NEW HIRE STAFF MEMBERS

I, David W. Meline, agree to accept certain relocation benefits from Amgen on the following terms.

1.	The relocation benefits to be provided to me are outlined in the Amgen Relocation Policy that applies to staff members at my Global Career Framework (“GCF”) level.

2.	I will obtain relocation benefits from Amgen by following the procedures outlined in the Amgen Relocation Policy that applies to staff members at my GCF level.

3.
I understand that I may obtain an estimate of my relocation costs from Amgen/Amgen’s third-party relocation vendor and that the actual cost of my relocation may be more or less than the estimate I am provided. I further understand that I can obtain detailed information about the actual services and costs being incurred during my relocation by contacting Amgen or Amgen’s third-party relocation vendor.

4.
The relocation benefits are to facilitate my move as a result of my decision to accept an offer of employment with Amgen. I acknowledge that the cost of these benefits is not required to be reimbursed to me as a matter of law under California Labor Code section 2802 or any similar statute.

5.
Amgen provides the relocation benefits with the expectation that I will not in the short term resign my employment. While, as an at-will employee, I am free to resign at any time, I agree to reimburse Amgen for the gross amount of the cost of the relocation benefits (according to the schedule below) if I resign my employment for any reason within 730 days of my start date with Amgen. Upon my resignation, the amount to be reimbursed shall be immediately due and payable by me without further notice or demand. The schedule for reimbursement is as follows:

Days Since Start Date	% of Gross Cost of Relocation Benefits to be Reimbursed to Amgen
0 to 365 days	100%
366- 450 days	75%
451 - 540 days	50%
541 - 730 days	25%
Over 730 days	0%

6.
I understand that Amgen will report to federal and state taxing agencies all income that Amgen considers to be subject to taxation. I understand that it is my obligation to declare all income and pay all taxes owed on such income, if any.

7.
In the event that I fail to make a reimbursement required by this agreement and Amgen initiates proceedings to recover such reimbursement, the prevailing party in such a suit shall be awarded its reasonable costs and attorney’s fees.

8.	I understand that this agreement shall be governed by the law of the State of California.

9.
Nothing in this agreement will be construed as an employment contract or to guarantee me employment at Amgen for any fixed term. I understand that my employment at Amgen is at will. Nor does this agreement guarantee me reimbursement of any particular relocation expenses. I understand that reimbursement is governed by the Amgen Relocation Policy and that I must comply with the procedures in that policy.

10.	The provisions of this agreement are severable. If any part is found to be unenforceable, all other provisions shall remain fully valid and enforceable.

I agree:	Amgen Inc:

/s/ David W. Meline	/s/ Stuart R. Tross, Ph.D.
Signature of Staff Member	Signature of Authorized Representative

David W. Meline	Director of Human Resources
Print Name of Staff Member	Title of Representative

[*]	June 9, 2014
Last 4 Digits of Social Security Number (For Identification Purposes)	Date
Last 4 Digits of Government ID (If No Social Security Number)

21 July 2014_____________________
Date